As filed with the Securities and Exchange Commission on December 31, 2018

Registration No. 333-220046

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 17
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global Income Trust, Inc.
(Exact name of registrant as specified in governing instruments)
__________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
__________________________________
With copies to:
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
2101 L Street, NW
Washington, DC 20037
(202) 331-3100
_________________________________

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑
Smaller reporting company ☑		Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 17 to the Registration Statement (Registration No. 333-220046) of Hines Global Income Trust, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to file an exhibit that was not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.        Financial Statements and Exhibits

(b) Exhibits:    The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
10.1	Investment Management Agreement, dated July 31, 2018 between Security Capital Research & Management Incorporated and Hines Global Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on December 31, 2018.
.

HINES GLOBAL INCOME TRUST, INC.
By:	/s/ Sherri W. Schugart
Sherri W. Schugart President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	December 31, 2018
Jeffrey C. Hines

/s/ Sherri W. Schugart	President and Chief Executive Officer	December 31, 2018
Sherri W. Schugart	(Principal Executive Officer)

*	Chief Financial Officer and Secretary	December 31, 2018
Ryan T. Sims	(Principal Financial Officer)

/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer	December 31, 2018
J. Shea Morgenroth	(Principal Accounting Officer)

*	Director	December 31, 2018
Charles M. Baughn

*	Director	December 31, 2018
Humberto Cabañas

*	Director	December 31, 2018
Dougal A. Cameron

*	Director	December 31, 2018
John O. Niemann, Jr.

* Signed on behalf of the named individuals by J. Shea Morgenroth under power of attorney.